Exhibit 99.1

NXT-ID, Inc. Receives Letter from NASDAQ Confirming it has Regained Listing Compliance

MELBOURNE, FL, September 28, 2016 -- NXT-ID, Inc. (NASDAQ: NXTD) ("NXT-ID" or the "Company"), a company focused on the growing mobile commerce announces that it has received a letter from NASDAQ dated September 27th confirming that it has regained compliance with the minimum bid price listing requirement. The Company has satisfied the terms of the NASDAQ Listing Qualifications Panel by complying with the minimum bid price requirement of $1.00 per share under NASDAQ Listing Requirement 5550(a)(2). Accordingly, NASDAQ has advised that the matter is now closed.

About NXT-ID Inc. - Mobile Security for a Mobile World

NXT-ID, Inc.'s innovative MobileBio® solution mitigates consumer risks associated with mobile computing, M-commerce and smart OS-enabled devices. The company is focused on the growing mcommerce market, launching its innovative MobileBio suite of biometric solutions that secure consumers' mobile platforms. With extensive experience in Biometric Identity Verification, Security and Privacy, Encryption and Data Protection, Payments, Miniaturization and Sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and IoT applications. http://nxt-id.com/, http://wocketwallet.com/. Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT- ID Inc.

Contact :

Corporate info: info@nxt-id.com

Media:

D. Van Zant

800 665-0411

press@nxt-id.com